Exhibit 23(b)



                      CONSENT OF INDEPENDENT AUDITORS



We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated January 28, 1998, which appears on page 25 of the 1997 Annual Report to Stockholders of Bethlehem Steel Corporation, which is incorporated by reference in Bethlehem Steel Corporation's Annual Report on Form 10-K for the year ended December 31, 1997. We also consent to the incorporation by reference of our report on the Financial Statement Schedule, which appears on page F-1 of such Annual Report on Form 10-K.



/s/ Price Waterhouse LLP
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1177 Avenue of the Americas
New York, NY  10036
June 18, 1998